Exhibit 23.2
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Fifth Amended and Restated Expedia Group, Inc. 2005 Stock and Annual Incentive Plan of our reports dated February 13, 2020, with respect to the consolidated financial statements of Expedia Group, Inc. and the effectiveness of internal control over financial reporting of Expedia Group, Inc. included in its Annual Report (Form 10-K) of Expedia Group, Inc. for the year ended December 31, 2019, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Seattle, Washington
July 30, 2020